                                                                    EXHIBIT 10.2

                                LICENSE AGREEMENT

         This License Agreement (the "Agreement") is effective as of the 25th day of May 2001 (the "Effective Date"), between the UNIVERSITY OF CONNECTICUT HEALTH CENTER having a place of business at the Center for Science and Technology Commercialization, 263 Farmington Avenue, Farmington, Connecticut, 06030 ("UCONN") and ANTIGENICS, INC. having offices at 630 Fifth Avenue, Suite #2170, New York, NY 10111 ("ANTIGENICS") (each a "Party" and collectively the "Parties").

                                    RECITALS

         WHEREAS, UCONN has been engaged in certain research pursuant to a separate Research Agreement by and between UCONN and ANTIGENICS dated February 18, 1998 (the "Research Agreement");

         WHEREAS, pursuant to the Research Agreement, ANTIGENICS obtained an option for an exclusive license to inventions arising under the research activities contemplated therein; and

         WHEREAS, ANTIGENICS is exercising said options and is interested in obtaining, and UCONN wishes to grant to ANTIGENICS, an exclusive license to such inventions.

         NOW, THEREFORE, ANTIGENICS and UCONN agree as follows:

1.       DEFINITIONS

         1.1 "Affiliate" means an entity which controls, is controlled by or is under common control with ANTIGENICS or UCONN as the case may be. An entity shall be regarded as in control of another entity if it owns or controls more than fifty percent (50%) of the voting power of such entity.

         1.2 "Combination Product" means a product that contains a Licensed Product as one component and at least one other essential functional component.

         1.3 "Expiration Date" means the date upon which the last patent covered by this license expires or otherwise becomes no longer valid.

         1.4 "Intellectual Property" means all Patent Rights and Related Technology.

         1.5 "Licensed Product" means any method, procedure, process, product, or component part thereof whose manufacture, use, sale, offer for sale or importation is covered by a Valid Claim of the Patent Rights or which could be construed to infringe the Patent Rights in the absence of the license granted hereunder.

         1.6 "Net Sales" means total billings for Licensed Products, determined in accordance with generally accepted accounting principles, sold by ANTIGENICS and/or its Affiliates, less (a) discounts actually allowed in amounts customary in the trade; (b) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales; (c) outbound transportation prepaid or allowed; and (d) amounts allowed or credited on returns. ANTIGENICS shall keep records of all amounts (a) through (d) that are subtracted from total billings. Licensed Products shall be considered "Sold" when billed out or invoiced. Sales of Licensed Products between or among ANTIGENICS and its Affiliates shall not be subject to any royalties hereunder, and in such cases royalties shall be calculated upon ANTIGENICS or its Affiliates' Net Sales to an independent Third Party. ANTIGENICS shall be responsible for payment of any royalty accrued on Net Sales of Licensed Products to such independent Third Party through ANTIGENICS' Affiliates. Notwithstanding the foregoing, any transfer of Licensed Product by ANTIGENICS to a Sublicensee for resale by that Sublicensee for an amount at or below ANTIGENICS' cost of manufacturing such Licensed Product shall not constitute a Net Sale.

         In the case of Combination Products, Net Sales means the gross amount billed or invoiced on sales of the Combination Product less the deductions set forth above, multiplied by a proration factor that is determined as follows: (i) if all components of the Combination Product were sold separately during the same or immediately preceding Royalty Period, the proration factor shall be determined by the formula [A / (A+B)], where A is the aggregate gross sales price of all Licensed Product components during such period when sold separately from the other essential functional components, and B is the aggregate gross sales price of the other essential functional components during such period when sold separately from the Licensed Product components; or (ii) if all components of the Combination Product were not sold separately during the same or immediately preceding Royalty Period, the proration factor shall be determined by the formula [C / (C+D)], where C is the aggregate Fully Absorbed Cost of Goods for the Licensed Product components during the prior Royalty Period and D is the aggregate Fully Absorbed Cost of Goods for the other essential functional components during the prior Royalty Period, with such costs being determined in accordance with generally accepted accounting principles.

As used herein, "Fully Absorbed Cost of Goods" means, with respect to any component, the direct variable and direct fixed costs associated with the manufacture of such component. Direct variable costs shall be deemed to be the cost of labor, including salaries, wages and current period employee benefits, raw materials, supplies and other resources directly consumed in the manufacture of such component. Direct fixed costs shall be deemed to be the cost of utilities, insurance, equipment depreciation, and other fixed costs directly related to the manufacture of such component. Fixed costs shall be allocated to such component based upon the proportion of such costs directly attributable to support of such component's manufacturing process. All cost determinations made hereunder shall be made in accordance with generally accepted accounting principles consistently applied.

         1.7 "Patent Rights" means Patent Rights For Incremental Inventions and Patent Rights For New Inventions.

         1.8 "Patent Rights For Incremental Inventions" means those patent applications listed on Exhibit A-1, attached hereto and incorporated herein, that as of the Effective Date are Incremental Inventions as defined in Section
9.4 of the Research Agreement, together with all continuations, continuations-in-part, divisions, issued patents, patents of addition, patents of substitution, reissues, renewals, extensions, supplementary protection certificates and complementary protection certificates of any of the foregoing throughout the world. Sections 9.3 and 9.4 of the Research Agreement are attached as Exhibit B hereto and are incorporated into this Agreement.

         1.9 "Patent Rights For New Inventions" means those patent applications listed on Exhibit A-2, attached hereto and incorporated herein, that as of the Effective Date are New Inventions as defined in Section 9.3 of the Research Agreement, together with all continuations, continuations-in-part, divisions, issued patents, patents of addition, patents of substitution, reissues, renewals, extensions, supplementary protection certificates and complementary protection certificates of any of the foregoing throughout the world. Sections 9.3 and 9.4 of the Research Agreement are attached as Exhibit B hereto and are incorporated into this Agreement.

         1.10 "Related Technology" means information, data, know-how, and protocols generated by or under the direction of Dr. Pramod Srivastava under the Research Agreement that are directly related to the Patent Rights.

         1.11 "Royalty Period" means the partial calendar quarter commencing on the date on which the first Licensed Product is sold and every complete or partial calendar quarter thereafter during which either (i) this Agreement remains in effect or (ii) ANTIGENICS has the right to complete and sell work-in-progress and inventory of Licensed Products pursuant to Section 9.4.

         1.12 "Sublicensee" means any sublicensee of the rights granted ANTIGENICS by UCONN under this Agreement.

         1.13 "Sublicense Revenues" means any payments that ANTIGENICS receives from a Sublicensee in consideration for a sublicense of the rights granted ANTIGENICS under this Agreement, including without limitation, [ ** ], but excluding the following payments: (i) payments made in consideration for the issuance of equity or debt securities of ANTIGENICS at fair market value, (ii) equity or debt securities of a Sublicensee issued to ANTIGENICS if acquired by ANTIGENICS at fair market value, (iii) payments specifically committed to research, marketing and advertising relating to a Licensed Product, and (iv) any payment received upon the transfer of Licensed Product to a Sublicensee for resale by that Sublicensee.

         1.14 "Third Party" shall mean a party other than ANTIGENICS, UCONN, or their respective Affiliates or Sublicensees.

         1.15 "Valid Claim" means either (a) a claim of an issued and unexpired patent included within the Patent Rights which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application included within the Patent Rights, which claim was filed in good faith and has not been finally abandoned or finally disallowed without the possibility of appeal or refiling of said application.

2.       LICENSE GRANTS

         2.1 License Grant. UCONN hereby grants to ANTIGENICS an exclusive royalty-bearing license, with the right to grant sublicenses, under its Intellectual Property to develop, make, have made, import, use, sell, have sold, offer for sale, and otherwise exploit Licensed Products throughout the world.

         2.2 Rights Retained. UCONN retains the perpetual, royalty-free right to make, have made and use the Intellectual Property solely for noncommercial educational and research purposes at UCONN. In no event shall UCONN transfer Intellectual Property for sale or other distribution to Third Parties other than educational institutions for non-commercial research and educational purposes as contemplated herein.

[ ** ] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

         2.3 Government Rights. Any license granted to ANTIGENICS under this Article 2 shall be subject to the rights of the United States Government, to the extent that the licensed Intellectual Property was, or in the future may be, funded by the U.S. Government.

3.       PAYMENTS TO UCONN

         3.1      Payments for License.

                  (a) Up Front Payment. In consideration for the licenses granted to ANTIGENICS hereunder, ANTIGENICS shall pay UCONN an up front fee of [ ** ], payable within thirty (30) days of the Effective Date.

                  (b) Annual License Fee Maintenance. Starting at the fifth
(5th) anniversary of the Effective Date, ANTIGENICS shall pay UCONN the following annual license maintenance fees, payable in advance semi-annually, against which royalties otherwise due UCONN pursuant to Section 3.3 may be credited:

5th Anniversary:          [ ** ]

6th Anniversary:          [ ** ]

7th Anniversary:          [ ** ]

8th Anniversary:          [ ** ]

9th Anniversary &Each
Subsequent Anniversary    [ ** ]

         3.2 Milestone Payments. ANTIGENICS shall pay UCONN each of the following non-refundable milestone payments payable within thirty (30) days of the occurrence of the described events:

           Payment                                      Event
           -------                                      -----
[ ** ]



         3.3 Royalties. ANTIGENICS shall pay to UCONN the following royalties or percentage of Sublicense Revenues:

                  (a) ANTIGENICS shall pay UCONN an amount equal to [ ** ] of Net Sales for Licensed Products covered by a Valid Claim of Patent Rights For New Inventions, whether or not such Licensed Product(s) is also covered by a Valid Claim of Patent Rights for Incremental Inventions.


                  (b) ANTIGENICS shall pay UCONN an amount equal to [ ** ] of Net Sales for Licensed Products covered by a Valid Claim of Patent Rights For Incremental Inventions that are dominated by the claims of at least one patent application or patent licensed by ANTIGENICS from one Third Party, including as of the Effective Date, without limitation, USSN 09/489,216 filed on January 21, 2000 [Docket # 8449-066].



                  (c) ANTIGENICS shall pay UCONN an amount equal to [ ** ] of Net Sales for Licensed Products covered by a Valid Claim of Patent Rights For Incremental Inventions that are dominated by the claims of patent applications or patents licensed by ANTIGENICS from two or more Third Parties, including as of the Effective Date, without limitation, USSN 09/488,393 filed on January 20, 2000 [Docket # 8449-055].


[ ** ] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

                  (d) ANTIGENICS shall pay UCONN [ ** ] of Sublicense Revenues. ANTIGENICS agrees to provide UCONN with a copy of the relevant section of each sublicense to the extent necessary for UCONN to understand and confirm the source and the calculation of UCONN's share of Sublicense Revenues.

                  (e) Notwithstanding the foregoing provisions of this Section 3.3, the Parties agree that ANTIGENICS may transfer a reasonable quantity of sample Licensed Products to Sublicensees for use in training and marketing without any obligation to pay UCONN royalties or Sublicense Revenues with respect thereto.


                  (f) Notwithstanding the above provisions of Section 3.3(b), with respect to a Licensed Product that is covered by a Valid Claim of U.S. Patent Application USSN 09/489,216 (Docket # 8449-066) filed January 21, 2000 or a continuation, continuation-in-part, division, issued patent, patent of addition, patent of substitution, reissue, renewal, extension, supplementary protection certificate, or complementary protection certificate of any of the foregoing throughout the world (collectively termed "the -066 Family"), for each such Licensed Product, the royalty rate on Net Sales of such Licensed Product shall be that set forth in Section 3.3(a) if, at the time of first commercial sale of such Licensed Product: (i) there is at least one issued U.S. patent within the -066 Family; and (ii) there is no claim within any issued U.S. patent within the -066 Family that is dominated by a claim of a patent application or patent licensed by ANTIGENICS from a Third Party. In such instance, such royalty rate shall be in effect until such time as at least one claim issues within a U.S. patent within the -066 Family that is dominated by a claim of a patent application or patent licensed by ANTIGENICS from a Third Party; upon issuance of such a claim, the royalty rate shall revert to that set forth in Section 3.3(b).


         3.4 With Respect to Royalties Due to UCONN and Third Parties. In the event that the aggregate royalties applicable to Licensed Product covered by a Valid Claim of Patent Rights for New Inventions payable to UCONN hereunder and to any Third Parties pursuant to any agreement(s) entered into after the Effective Date of this Agreement and/or payable to UCONN pursuant to any separate agreement(s) exceed [ ** ] of the Net Sales of such Licensed Product in any country, ANTIGENICS may reduce any amounts due UCONN hereunder by the [ ** ] under such Third Party agreement(s) and/or UCONN agreement(s), provided, however, that in no event shall the royalties payable hereunder for a Licensed Product covered by a Valid Claim of Patent Rights for New Inventions be less than [ ** ] of Net Sales. In the event that ANTIGENICS exercises its right to reduce royalty payments as provided herein, ANTIGENICS will provide to UCONN a copy of relevant sections of those Third Party agreements for which royalties are being [ ** ] to the extent reasonably necessary for UCONN to confirm the royalty reductions applicable hereunder. UCONN agrees that in the event separate agreements are entered into by and between UCONN and ANTIGENICS applicable to Licensed Product, such agreement shall contain reasonable royalty reduction provisions sufficient to give effect to this Section 3.4., provided that if such agreement contains a royalty rate on Net Sales of less than [ ** ], that agreement may or may not contain a royalty reduction provision.

         3.5 Payments in U.S. Dollars. All payments due under this Agreement shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the rate of exchange at which U.S. dollars are listed in The Wall Street Journal (or its equivalent if The Wall Street Journal is no longer being published at the time) on the last business day of the Royalty Period in which such sales were made.

         3.6 No Multiple Royalties. No more than one royalty payment shall be due with respect to a sale of a unit of a particular Licensed Product. No multiple royalties shall be payable because any Licensed Product, or its manufacture, sale or use is covered by more than one Valid Claim in a given country. No royalty shall be payable under this Article 3 with respect to Licensed Products distributed without charge to Third Parties for use in research and/or development, in clinical trials or as promotional samples.

4.       DUE DILIGENCE

         4.1 ANTIGENICS shall have complete discretion over the commercialization of Licensed Products. However, ANTIGENICS agrees to use commercially reasonable diligent efforts to introduce commercial Licensed Product(s) within and outside of the United States as soon as commercially reasonable, consistent with sound and reasonable business practices and judgments.

         4.2 ANTIGENICS will provide annual reports to UCONN that describe progress toward the milestones defined in Article 3.2.

5.       PATENT INFRINGEMENT AND ENFORCEMENT

         5.1 Notice of Infringement. If, at any time during the term of this Agreement, either Party becomes aware of an apparent infringement of the Patent Rights licensed herein, such Party shall promptly notify the other Party.

         5.2 Action. ANTIGENICS shall have the right, but not the obligation, to take any action that it reasonably deems necessary to obtain a discontinuance of such infringement or to bring suit against the Third Party infringer. ANTIGENICS shall have the sole right to control such actions at its own expense, and UCONN shall cooperate with ANTIGENICS with respect thereto. If UCONN supplies ANTIGENICS with evidence of infringement of the Intellectual Property, UCONN may, by notice, request ANTIGENICS to take steps to enforce the Intellectual Property rights. If UCONN does so, and ANTIGENICS does not, within six (6) months of the receipt of such notice, either (i) cause the infringement to terminate, or

[ ** ] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

(ii) initiate a legal action against the infringer, UCONN may, upon notice to ANTIGENICS, take the actions it deems necessary, proper and justified to protect the Intellectual Property, including initiating an action against the infringer at UCONN's expense, in the name of UCONN, ANTIGENICS or both as may be required by law. UCONN shall have sole control of any such action. Notwithstanding the foregoing, ANTIGENICS shall have the right to sublicense any alleged infringer pursuant to Section 2.1.

         5.3 Cooperation. In the event one Party institutes or carries on a legal action pursuant to this Article 5, the other Party shall fully cooperate with and supply all assistance reasonably requested by the Party instituting or carrying on such action, including by using commercially reasonable efforts to have its employees testify when requested and to make available relevant records, papers, information, samples, specimens, and the like. A Party controlling an action pursuant to this Article 5 shall bear the reasonable out-of-pocket expenses incurred by said other Party in providing such assistance and cooperation as is requested pursuant to this Section 5.3. A Party instituting or carrying on such an action shall keep the other Party informed of the progress of such action, and said other Party shall be entitled to be represented by counsel in connection with such action at its own expense.

         5.4 Settling or Abandoning Actions. The Party controlling any action referred to in this Article 5 shall have the right to settle any claims, but only upon terms and conditions that are reasonably acceptable and agreed to in writing by the other Party. Should either Party elect to abandon such an action other than pursuant to a settlement with the alleged infringer that is reasonably acceptable to the other Party, the Party controlling the action, shall give timely notice to the other Party who, if it so desires, may continue the action; provided, however, that the sharing of expenses and any recovery in such suit shall be as agreed upon between the Parties.

         5.5 Allocation of Payments. Any amounts paid to a Party by Third Parties as the result of any action contemplated in this Article 5 shall first be applied to reimbursement of the documented unreimbursed out-of-pocket expenses (including attorneys' fees and expert fees) incurred by each Party. Any remainder shall be divided between the Parties as follows:

                  (a) To the extent the remainder of the amount recovered reflects lost royalties or percentage of Sublicense Revenue to UCONN, ANTIGENICS shall pay UCONN the lost royalties or percentage of Sublicense Revenue that would have been due UCONN if sales of Licensed Product had been made by ANTIGENICS, or a Sublicensee, as the case may be, and ANTIGENICS shall retain the remainder.

                  (b) To the extent the remainder of the amount recovered does not reflect lost royalties or the percentage of Sublicense Revenues otherwise due UCONN, recovery shall be retained by the Party who brought or defended the action.

         5.6 Declaratory Judgement Actions. If any Third Party initiates a declaratory judgment action against ANTIGENICS and/or UCONN alleging invalidity or unenforceability of any patent within the Patent Rights, ANTIGENICS or UCONN as the case may be, shall provide written notification to the other Party of such action within five (5) business days of its initiation. ANTIGENICS shall have the first right to defend such action at its own expense. In such event, UCONN shall fully cooperate with ANTIGENICS in connection with any such action. If ANTIGENICS fails to bring such defense within a thirty (30) day period from written notification of such action, UCONN may elect to take over such action at its own expense. In such an event, ANTIGENICS shall cooperate fully with UCONN in connection with any such action.

6.       RECORDS, REPORTS AND PAYMENTS

         6.1 Books and Records. ANTIGENICS shall keep records and books of account in respect of all Licensed Products made and sold by ANTIGENICS and/or Affiliates under this Agreement and of Sublicense Revenues ANTIGENICS receives directly from Sublicensees. UCONN shall have the right, during business hours, no more often than annually, to examine, or to have its designated auditors examine, such records and books. ANTIGENICS shall keep the same for at least four (4) years after it pays UCONN the royalties due for such Licensed Products. UCONN shall not disclose to any Third Party any confidential information learned through an examination of such records and books, nor shall UCONN use any such information for any purpose other than determining and enforcing its rights under this Agreement.

         6.2 Reports. At the end of each Royalty Period, ANTIGENICS shall render to UCONN a report in writing, setting forth gross sales, Net Sales and the number of units of each Licensed Product sold on a country-by-country basis during that Royalty Period and the Sublicense Revenues ANTIGENICS received during that Royalty Period. Each such report shall also set forth an explanation of the calculation of the royalties and percentage of Sublicense Revenue payable hereunder, shall provide documentation of the amount of any credits allowed and taken under Articles 3 and shall be accompanied by payment of the royalties and the percentage of Sublicense Revenue shown by said report to be due UCONN.

         6.3 Royalty Escrow Account. Notwithstanding the foregoing, if (i) UCONN materially breaches this Agreement, (ii) ANTIGENICS gives UCONN written notice of the breach at least forty-five (45) days prior to the date that such report, royalties, and percentage of Sublicense Revenues are due to UCONN, and
(iii) UCONN has not cured the breach by the time a payment is due under this Section, then ANTIGENICS may make the required payment into an escrow account bearing interest at the prevailing prime rate, such escrowed payments to be released when the breach is cured.

7.       PUBLICATION; CONFIDENTIALITY

         7.1 Publications. UCONN shall provide to ANTIGENICS copies of any proposed presentation or publication or abstract including Intellectual Property prior to the submission of such documents for presentation or publication. Such proposed presentations or publications shall be supplied to ANTIGENICS at least thirty (30) days in advance of presentation or submission to a journal, editor, or Third Party; abstracts shall be supplied at least seven (7) days in advance of such submission. ANTIGENICS may request changes and/or deletions be made in any proposed publication in order to prevent public disclosure of Intellectual Property or ANTIGENICS confidential information. UCONN agrees that it will honor ANTIGENICS' requests to remove any confidential information of ANTIGENICS included in any such proposed public disclosure. If ANTIGENICS believes that the subject matter to be disclosed or published warrants patent protection, ANTIGENICS will identify the subject matter requiring protection and notify UCONN within the thirty (30) day or seven (7) day review period and UCONN shall delay the proposed public disclosure for an additional sixty (60) day period. ANTIGENICS may file a patent application covering the technology disclosed in the proposed publication at the United States Patent and Trademark Office. UCONN agrees to cooperate in the filing of a U.S. patent application prior to any date that such material may be publicly disclosed including the electronic transmission or internet release of the material or presentation of the subject matter.

         7.2      Confidentiality.

                  (a) All reports provided to UCONN pursuant to this Agreement shall be marked "CONFIDENTIAL" and treated as the confidential information of ANTIGENICS and shall not be disclosed to any Third Party without the prior written consent of ANTIGENICS.

                  (b) Except as expressly provided herein, each Party agrees not to disclose any terms of this Agreement to any Third Party without the prior written consent of the other Party; provided, however, that disclosures may be made as required by securities or other applicable laws, or, in confidence, to actual or prospective investors or corporate partners, or to a Party's accountants, attorneys, and other professional advisors.

                  (c) UCONN shall have the right to disclose the existence, but not the business terms, of this Agreement in reports UCONN prepares from time to time, which reports are considered to be publicly available.

                  (d) ANTIGENICS agrees not to disclose to any Third Party Intellectual Property received from UCONN, unless already covered by a pending U.S. patent application or issued U.S. patent, without the prior written consent of UCONN; provided, however, that disclosures may be made as required by securities or other applicable laws, or, in confidence, to actual or prospective investors or corporate partners, or to ANTIGENICS' accountants, attorneys, and other professional advisors.

8.       PATENT PROSECUTION

         8.1 Responsibility. ANTIGENICS, in its sole discretion, is responsible for preparing, filing, prosecuting, and maintaining the patent applications and patents included within the Patent Rights. For purposes of this Agreement, patent prosecution includes appeals, ex parte prosecution, interference proceedings, reissues, re-examinations, and oppositions. ANTIGENICS shall provide, or cause its agent to provide, copies of relevant correspondence between ANTIGENICS and the United States Patent and Trademark Office or the various foreign patent offices to UCONN and give UCONN reasonable opportunity to advise ANTIGENICS or ANTIGENICS' counsel on such matters. Upon UCONN's request, ANTIGENICS shall be available to consult with UCONN on matters relating to preparing, filing, prosecuting or maintaining any of the applications or patents within the Patent Rights, which matters may be of particular interest to UCONN. ANTIGENICS shall reasonably consider the legitimate interests of UCONN in performing its responsibility under this Section 8.1.

         8.2 Cooperation. UCONN and ANTIGENICS shall cooperate in preparing, filing, prosecuting and maintaining the patent applications and patents within Patent Rights. Each Party shall provide prompt notice to the other of any matter that comes to its attention, which may affect the patentability, validity or enforceability of any patent application or patent within Patent Rights. UCONN agrees to undertake to cause all of its employees or others working on its behalf to assign all right, title and interest to licensed Intellectual Property to UCONN and to make all reasonable efforts to enforce such agreements.

         8.3 Relinquishing Rights. ANTIGENICS may elect not to prosecute or maintain any of the patents or patent applications relating to the Patent Rights or any portion thereof in any country, by giving ninety (90) days advance written notice to UCONN; provided, however, that if ANTIGENICS is making such an election with respect to any patent or application within Patent Rights on which an interference proceeding or opposition has been declared or filed, the notice period is one hundred and eighty (180) days; and provided further, that ANTIGENICS will remain responsible for all patent-related expenses incurred by UCONN during the applicable notice period. In the event that ANTIGENICS elects not to prosecute or maintain any of the patents or patent applications relating to the Patent Rights or any portion thereof in any country, then UCONN shall have the right, but not the obligation, at its own expense to prosecute or maintain such patents or patent applications or portions thereof in such country. ANTIGENICS' rights to such patents or patent applications or portion thereof in such country shall thereupon be terminated.

9.       TERMINATION

         9.1 The term of this Agreement shall commence upon the Effective Date and expire upon the Expiration Date. UCONN shall have the right to terminate this Agreement prior to the date it would otherwise expire pursuant to this Section 9.1 if: (i) ANTIGENICS fails to make any payment due hereunder and ANTIGENICS continues to fail to make the payment, either to UCONN directly or by placing any disputed amount into an interest bearing escrow account to be released when the dispute is resolved, for a period of thirty (30) days after receiving notice from UCONN specifying ANTIGENICS' failure to make payment; or (ii) ANTIGENICS shall cease to carry on its business related to the Intellectual Property or if ANTIGENICS shall initiate or conduct actions in order to declare a state of bankruptcy which actions are not dismissed within sixty (60) days.

         9.2 If either Party materially breaches this Agreement, the other Party may elect to give the breaching Party written notice describing the alleged breach. If the breaching Party has not cured such breach within ninety
(90) days after receipt of such notice, the notifying Party will be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement effective immediately; provided, however, that if either Party receives notification from the other of a material breach and if the Party alleged to be in default notifies the other Party in writing within thirty (30) days of receipt of such default notice that it disputes the asserted default, the matter will be submitted to dispute resolution as provided in Article 11 of this Agreement.

         9.3 ANTIGENICS shall have the right to terminate this Agreement upon 90 days written notice.

         9.4 Upon termination by UCONN under Section 9.1 or 9.2, (i) ANTIGENICS shall have six (6) months to complete the manufacture of any Licensed Products that then are work in progress and to sell any inventory of Licensed Products, provided ANTIGENICS pays the applicable royalties in accordance with
Section 6.2, and (ii) UCONN, to the extent that UCONN has the ability and is legally capable of doing so, shall accept an assignment by ANTIGENICS of any sublicenses granted by ANTIGENICS to entities other than Affiliates, and any sublicense so assigned shall remain in full force and effect.

         9.5 No termination of this Agreement shall relieve ANTIGENICS of the liability for payment of any royalty due for Licensed Products made prior to the effective date of such termination.

         9.6 Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

         9.7 Articles 1, 6, Section 7.2 (for a period of five (5) years after termination), Articles 9, 11, 12, and 13 of this Agreement shall survive termination of this Agreement for any reason.

10.      REPRESENTATIONS, NO IMPLIED AGENCY

         10.1 UCONN Representations. UCONN represents that (i) to the best of its knowledge it owns all right, title and interest in and to the Intellectual Property subject to this license; (ii) to the best of its knowledge it has not granted any Third Party, other than the rights of the U.S. government described in Section 2.3, right or interest in any of the Intellectual Property and will not grant any Third Party such a right during the term of this Agreement; (iii) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on the part of UCONN;
(iv) it has the right to grant the rights and licenses granted herein, and, to the best of its knowledge, the Intellectual Property is free and clear of any lien, encumbrance, security interest, or restriction; and (v) to the best of its knowledge, there are no threatened or pending actions, suits, investigations, claims, or proceedings in any way relating to the Intellectual Property.

         10.2 No Implied Agency. UCONN and ANTIGENICS are independent parties in this Agreement. Accordingly, there is no agency relationship between UCONN and ANTIGENICS under this Agreement with respect to any products made or sold, or any methods used, by ANTIGENICS under this Agreement.

11.      DISPUTE RESOLUTION

         11.1 Dispute. In the event of any dispute, controversy or claim arising out of or relating to this Agreement or any subsequent amendments to this Agreement including, without limitation, the breach, termination, validity or invalidity thereof, or any non-contractual issues relating to this Agreement (each, a "Dispute"), each of the Parties will appoint a designated officer to meet for the purpose of endeavoring to resolve such Dispute or to negotiate for an adjustment to such provision. No formal proceedings for the judicial resolution of such Dispute, except for the seeking of temporary restraining orders or injunctions, may begin until this dispute resolution procedure has been elevated to the Chief Operating Officer, in the case of ANTIGENICS, and the Associate Vice President for Research Administration, in the case of UCONN, and either of such officers of UCONN or ANTIGENICS in good faith conclude, after a good faith attempt to resolve the Dispute, that amicable resolution through continued negotiation of the matter at issue does not appear likely. Such attempt to resolve the dispute may be accomplished by conference between such officers of ANTIGENICS and UCONN, either face-to-face or by telephone, or by the exchange of correspondence.

         11.2 Mediation. If the Parties are unable to reach a solution by negotiation within a period of 60 days, the Parties agree to try in good faith to settle the Dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules (the "Rules").

         11.3 Statute of Limitations. Any statute of limitations will be tolled upon initiation of the dispute resolution procedures under this Article and will remain tolled until the Dispute is resolved in accordance herewith; provided, however, that tolling will cease if the Party against which the statute of limitations would be applied fails to observe the procedures set forth in this Article.

12.      PRODUCT LIABILITY

         12.1 Indemnification. ANTIGENICS agrees that UCONN shall have no liability to ANTIGENICS, Sublicensees, or Affiliates or to any purchasers or users of Licensed Products made or sold by ANTIGENICS, Sublicensees, or Affiliates for any claims, demands, losses, costs, or damages suffered by ANTIGENICS, Sublicensees, or Affiliates or purchasers or users of such Licensed Products, or any other Party, which may result from personal injury, death, or property damage related to the manufacture, use, or sale of such Licensed Products ("Claims"). ANTIGENICS agrees to defend, indemnify, and hold harmless UCONN, its trustees, officers, agents, and employees from any such Claims, provided that (i) ANTIGENICS is notified promptly of any Claims, (ii) ANTIGENICS has the sole right to control and defend or settle any litigation within the scope of this indemnity, (iii) all indemnified parties cooperate to the extent necessary in the defense of any Claims, and (iv) Claims are not the result of UCONN's negligence or willful misconduct.

13.      MISCELLANEOUS

         13.1 No Publicity. ANTIGENICS agrees that it shall not use the name of UCONN or its employees in any advertising or publicity material regarding a Licensed Product or for any other purpose, or make any form of representation or statement which would constitute an express or implied endorsement by UCONN of any Licensed Product, and that it shall not authorize others to do so, without first having obtained written approval from UCONN, except as may be required by governmental law, rule or regulation.

         13.2 Marking Licensed Products. ANTIGENICS agrees to mark the appropriate U.S. patent number or numbers on all Licensed Products made or sold in the United States and, to the extent commercially feasible, on all Licensed Products made or sold outside of the U.S. in accordance with all applicable governmental laws, rules and regulations.

         13.3 Complete Agreement. This Agreement sets forth the complete agreement of the Parties concerning the subject matter hereof. No claimed oral agreement in respect thereto shall be considered as any part hereof. No waiver of or change in any of the terms hereof subsequent to the execution hereof claimed to have been made by any representative of either Party shall have any force or effect unless in writing, signed by duly authorized representatives of the Parties.

         13.4 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of any successor or assignee of UCONN. This Agreement is not assignable by ANTIGENICS without the prior written consent of UCONN, except that ANTIGENICS may assign this Agreement to an Affiliate or any successor of, or purchaser of substantially all of the assets of the business to which this Agreement pertains. Any permitted assignee shall succeed to all of the rights and obligations of ANTIGENICS under this Agreement.

         13.5 Applicable Laws. This Agreement is subject in all respects to the laws and regulations of the United States of America, including the Export Administration Act of 1979, as amended, and any regulations thereunder.

         13.6 Governing Law. This Agreement shall be deemed to have been entered into in Connecticut and shall be construed and enforced in accordance with Connecticut law without regard for any choice or conflict of laws or principle that would result in the application of the domestic substantive law of any other jurisdiction.

         13.7 Notices. Any notice or communication required or permitted to be given or made under this Agreement shall be addressed as follows:

         UCONN: University of Connecticut Health Center
                         c/o Center for Science and Technology Commercialization 263 Farmington Ave.
                         Farmington, CT  06030-6207

                         Attention:  Executive Director

         ANTIGENICS: Antigenics, Inc.
                         630 Fifth Avenue, Suite 2100
                         New York, N.Y.  10111
                         Attention:  Marie Monahan

         Either Party may notify the other in writing of a change of address or fax number, in which event any subsequent communication relative to this Agreement shall be sent to the last said notified address or number, provided, however, that the Parties shall deliver all material notices under this Agreement by registered mail or overnight delivery service. All notices and communications relating to this Agreement shall be deemed to have been given when received.

         13.8 NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

         13.9 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting Party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, labor dispute, labor disturbance, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence or intentional conduct or misconduct of the nonperforming Party, and such Party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

         13.10 Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The Parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties in entering this Agreement.

         13.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13.12 Headings. The headings of the several Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         13.13 Consent. Whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provisions are made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed:

UNIVERSITY OF CONNECTICUT HEALTH CENTER

By: /s/ Michael F. Newborg
    -------------------------------------------------------

Name: Michael F. Newborg

Title: Executive Director, Center for Science and Technology Commercialization

Date: 5/25/01

ANTIGENICS, INC.

By: /s/ Russell Herndon
    -------------------------------------------------------

Name: Russell Herndon

Title: Chief Operating Officer

Date: 5/24/01

                                   EXHIBIT A-1

        PATENT RIGHTS FOR INCREMENTAL INVENTIONS AS OF THE EFFECTIVE DATE

Serial # 09/488,393 filed on January 20, 2000      [Docket # 8449-055]
Complexes of fragments of heat shock/stress proteins and their uses as immunotherapeutics agents


Serial # 09/489,216 filed on January 21, 2000      [Docket # 8449-066]
Heat Shock/stress protein complexes as vaccines against neurodegenerative disorders

                                   EXHIBIT A-2

            PATENT RIGHTS FOR NEW INVENTIONS AS OF THE EFFECTIVE DATE

Serial # 60/103,115 filed on October 5, 1998       [Docket # 8449-054]
Heat Shock/Stress Protein Cell Surface Receptors and Their Use as
Immunotherapeutic Agents

Serial # 09/166,401 filed on October 5, 1998       [Docket # 8449-057]
Method for Generating CD4+ T cells in Vitro Using Noncovalent Complexes of Mammalian Heat Shock Protein and Antigenic Molecules

Serial # 09/488,385 filed on January 20, 2000      [Docket # 8449-058]
Novel Costimulatory Molecule Required For Priming of Naive Cytotoxic T Cells in Vitro.

Serial # 09/489,219 filed on January 21, 2000      [Docket # 8449-065]
Vaccines containing Alzheimer's implicated proteins for treatment of Alzheimer's disease

Serial # 09/489,215 filed on January 21, 2000      [Docket # 8449-077]
Pharmaceutical compositions comprising antigens associated with Alzheimer's disease

Serial # 60/209,266 filed on June 2, 2000          [Docket # 8449-121]
Complexes of alpha (2) macroglubulin and antigenic molecules for immunotherapy

Serial # 09/625,137 filed on July 25, 2000         [Docket # 8449-123]
Alpha (2) macroglubulin receptor as a heat shock protein receptor and uses thereof

                                    EXHIBIT B

     Sections 9.3 and 9.4 of the Research Agreement between Antigenics, University of Connecticut Health Center, and Pramod Srivastava, Ph.D.

9.3 For new inventions, other than incremental improvements which are dominated by existing patents or pending patent applications for which Sponsor holds a license, UCHC agrees to grant and hereby grants to Sponsor an option to secure a royalty-bearing exclusive license, including the right to grant sublicenses, under reasonable terms with the right to make, use and sell, have made, have used, import and offer for sale the claimed invention of any patent or patent application which is base on any invention conceived or reduced to practice in the conduct of the Project, subject to Article 9.1 above. The license (and all sublicenses) will include a royalty rate in an amount to be negotiated in good faith by both UCHC and Sponsor at the time Sponsor decides to exercise its option and shall remain in effect until the expiration of the last to expire patents licensed to Sponsor. Such option shall be in effect and exercisable for each invention within one hundred and eighty (180) days from the date of filing a U.S. patent application on each such invention. Upon exercise of such option, the terms and conditions of the license will be negotiated in good faith by the parties. In the absence of agreement within six (6) months from the date of exercise of such option, which time shall be extended upon mutual written agreement, the dispute shall be submitted to a mutually acceptable third-party mediator, which period of mediation shall not exceed 90 days or such longer period as may be mutually acceptable to the parties.

9.3 For inventions which are incremental improvements dominated by existing patents or pending patent applications for which Sponsor holds a license, UCHC agrees to grant and hereby grants to Sponsor an option to secure a royalty-bearing exclusive license with the right to make, use and sell, have made, have used, import and offer for sale the claimed invention conceived or reduced to practice in the conduct of the Project. Such option shall be in effect and exercisable for each invention within one hundred and eighty (180) days from the date of filing a U.S. patent application on each such invention. In the case of Licensed Products that incorporate the UCHC Technology but are dominated by patent applications licensed by Sponsor from one other third party, Sponsor shall pay UCHC a royalty calculated at the rate of [ ** ] of Net Sales of Licensed Products. In the case of Licensed Products that incorporate the UCHC Technology but are dominated by patent applications licensed by Sponsor from two or more third parties, Sponsor shall pay UCHC a royalty calculated at the rate of [ ** ] of Net Sales of Licensed Products. Upon exercise of such option, the remaining terms and conditions of the license will be negotiated in good faith by the parties. In the absence of agreement within six (6) months from the date of exercise of such option, which time shall be extended upon mutual written agreement, the dispute shall be submitted to a mutually acceptable third-party mediator, which period of mediation shall not exceed 90 days.

[ ** ] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

                               AMENDMENT AGREEMENT

         This Amendment Agreement is effective as of the 18th day of March 2003 (the "Effective Date") between the UNIVERSITY OF CONNECTICUT HEALTH CENTER having a place of business at the Center for Science and Technology Commercialization, 263 Farmington Avenue, Farmington, Connecticut, 06030-6207("UCONN") and ANTIGENICS, INC. having offices at 630 Fifth Avenue, Suite #2170, New York, NY 10111 ("ANTIGENICS") (each a "Party" and collectively the "Parties").

                                    RECITALS

         WHEREAS, UCONN has been engaged in certain research pursuant to a separate Research Agreement by and between UCONN and ANTIGENICS dated February 18, 1998 as amended by Amendment No. 1 of Research Agreement dated April 19, 2002 (the "Research Agreement");

         WHEREAS, pursuant to the Research Agreement, ANTIGENICS obtained an option for an exclusive license to inventions arising under the research activities contemplated therein;

         WHEREAS, ANTIGENICS exercised said option and obtained an exclusive license with respect to certain inventions pursuant to the License Agreement dated May 25, 2001 between the Parties (the "License Agreement"); and

         WHEREAS, ANTIGENICS AND UCONN wish to amend the Research Agreement and License Agreement to provide, among other things, that inventions under the Research Agreement for which ANTIGENICS exercises its option thereunder, shall automatically be included within the License Agreement, without the need for the Parties to further negotiate financial or other licensing terms.

         NOW, THEREFORE, ANTIGENICS and UCONN agree as follows:

1. Section 1.8 of the License Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

             "Patent Rights For Incremental Inventions" means (i) the patents and patent applications listed on Exhibit A-1 attached hereto and incorporated herein by reference, (ii) any and all future incremental inventions as described in Section 9.4 of the Research Agreement for which ANTIGENICS exercises its option, in each case together with all continuations, continuations-in-part, divisions, issued patents, patents of addition, patents of substitution, reissues, renewals, extensions, supplementary protection certificates and complementary protection certificates of any of the foregoing throughout the world.

2. Section 1.9 of the License Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

             "Patent Rights For New Inventions" means (i) the patents and patent applications listed on Exhibit A-2 attached hereto and incorporated herein by reference, (ii) any and all future new inventions as described in Section 9.3 of the Research Agreement for which ANTIGENICS exercises its option, in each case together with all continuations, continuations-in-part, divisions, issued patents, patents of addition, patents of substitution, reissues, renewals, extensions, supplementary protection certificates and complementary protection certificates of any of the foregoing throughout the world.

3. Exhibit A-1 of the License Agreement is hereby amended by adding the following list:

             ADDITIONAL PATENT RIGHTS FOR INCREMENTAL INVENTIONS AS OF THE EFFECTIVE DATE OF THE AMENDMENT AGREEMENT


Serial # PCT/US01/28840 filed on September 15, 2000
                                                         [Docket # 8449-072 old;
8449-072-228 new]
Improved therapeutic formulations using heat shock/stress protein-peptide complexes.

Serial # 10/255,367 filed on December 6, 2001            [Docket # 8449-195]
Compositions comprising heat shock proteins or alpha 2 macroglobulin for the treatment of cancer and infectious diseases.

Serial # 60/377,483 filed on May 2, 2002                 [Docket # 8449-202]
Use of heat shock proteins to enhance efficacy of antibody therapeutics.

Serial # 60/377,484 filed on May 2, 2002                 [Docket # 8449-206]
Using heat shock proteins and alpha 2 macroglobulins to increase immune response to vaccines comprising heat shock protein-peptide complexes or alpha 2 macroglobulin complexes.

Serial # 10/131,961 filed on May 25, 2002                [Docket # 8449-209]
Using heat shock proteins to improve the therapeutic benefit of a non-vaccine treatment modality.

4. The Parties acknowledge and agree that each of the patent applications within the Patent Rights For Incremental Inventions listed in paragraph 3 above are dominated by the claims of patent applications or patents of two or more Third Parties, and are therefore subject to Section 3.3(c) of the License Agreement (rather than Section 3.3(b) of the License Agreement).

5. Exhibit A-2 of the License Agreement is hereby amended by adding the following list:

                  ADDITIONAL PATENT RIGHTS FOR NEW INVENTIONS AS OF THE EFFECTIVE DATE OF THE AMENDMENT AGREEMENT


Serial # 09/693,643 filed on October 20, 2000           [Docket # 8449-073]
Using heat shock proteins to increase immune response.

Serial # PCT/US01/28841 filed on September 15, 2000
                                                        [Docket # 8449--078 old;
8449-192-228 new]
Compositions and methods for prevention and treatment of primary and metastatic neoplastic diseases and infectious diseases with compositions comprising unfractionated cystolic soluble proteins.

Serial # 09/750,973 filed on December 28, 2000          [Docket # 8449-133]
CD 36 as an HSP receptor and uses thereof



6.   Exhibit B of the License Agreement is hereby deleted in its entirety.

7. Section 9.3 of the Research Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

             9.3 For new inventions, other than incremental improvements which are dominated by existing patents or pending patent applications for which the Sponsor holds a license, UCHC agrees to grant and hereby grants to Sponsor an option to secure a royalty-bearing exclusive license, including the right to grant sublicenses, under reasonable terms (pursuant to the License Agreement as set forth herein, or as otherwise agreed to by the Parties in any subsequent written agreement between the Parties) with the right to make, use and sell, have made, have used, import and offer for sale the claimed invention of any patent or patent application which is based on any invention conceived or reduced to practice in the conduct of the Project. Such option shall be in effect and exercisable for each new invention hereunder within one hundred and eighty (180) days from the date of filing a U.S. patent application on each such invention. Upon Sponsor exercising its option, such invention shall automatically be licensed to Sponsor under the License Agreement and the Patent Rights therein shall automatically be included as Patent Rights For New Inventions under the License Agreement.

8. Section 9.4 of the Research Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

             9.4 For inventions which are incremental improvements dominated by existing patents or pending patent applications for which the Sponsor holds a license, UCHC agrees to grant and hereby grants to Sponsor an option to secure a royalty-bearing exclusive license, including the right to grant sublicenses, under reasonable terms (pursuant to the License Agreement as set forth herein, or as otherwise agreed to by the Parties in any subsequent written agreement between the Parties) with the right to make, use and sell, have made, have used, import and offer for sale the claimed invention of any patent or patent application which is based on any invention conceived or reduced to practice in the conduct of the Project. Such option shall be in effect and exercisable for each incremental invention hereunder within one hundred and eighty (180) days from the date of filing a U.S. patent application on each such invention. Upon Sponsor exercising its option, such invention shall automatically be licensed to Sponsor under the License Agreement and the Patent Rights therein shall automatically be included as Patent Rights For Incremental Inventions under the License Agreement. For the avoidance of doubt, the Parties acknowledge and agree that in the case of Licensed Products covered by a Valid Claim (as defined in the License Agreement, or any subsequent written agreement between the Parties) of the Patent Rights For Incremental Inventions (as defined in paragraph 1 of this Amendment Agreement) that are dominated by patents or patent applications licensed by Sponsor from one other third party, Sponsor shall pay UCHC a royalty calculated at a rate of [ ** ] of Net Sales of Licensed Products, and in the case of Licensed Products covered by a Valid Claim of the Patent Rights For Incremental Inventions that are dominated by patents or patent applications licensed by Sponsor from two or more third parties, Sponsor shall pay UCHC a royalty calculated at a rate of [ ** ] of Net Sales of Licensed Products.

9. In consideration of the execution of this Amendment Agreement and the rights and licenses granted to ANTIGENICS hereunder, ANTIGENICS shall make the following payments to UCONN:

         (a) In consideration for the rights and licenses granted to ANTIGENICS to the Patent Rights listed in paragraphs 3 and 5 above, ANTIGENICS shall pay UCONN [ ** ] within thirty
                  (30) days of the Effective Date.

[ ** ] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

     (b) In addition, ANTIGENICS shall pay UCONN the following amounts within thirty (30) days of exercising its option to license pursuant to
          Section 9.3 or 9.4 of the Research Agreement (as amended by this Amendment Agreement) and any future extensions and amendments thereof:
          (a) [ ** ] per patent application for each of the next ten (10) additional patent applications filed for which ANTIGENICS exercises its option (above the eight patent applications listed in paragraphs 3 and 5 above), (b) [ ** ] per patent application for each of the next ten (10) additional patent applications filed for which ANTIGENICS exercises its option, (c) [ ** ] for each of the next ten (10) additional patent application filed for which ANTIGENICS exercises its option, (d) [ ** ] for each of the next ten (10) additional patent application filed for which ANTIGENICS exercises its option, and (e)
          [ ** ] for each additional patent application filed for which ANTIGENICS exercises its option. For the purposes of this paragraph 9(b), the Parties agree that the number of patent applications for which payments are payable to UCONN shall be based on the number of patent applications included in each notice ANTIGENICS sends to UCONN to exercise its (ANTIGENICS') option rights.

     (c) For the avoidance of doubt, the Parties acknowledge and agree that in the event ANTIGENICS makes a payment pursuant to paragraph 9(a) or 9(b) above for a provisional patent application within the Patent Rights, no payment shall thereafter be due pursuant to paragraph 9(a) or 9(b) above on a subsequent non-provisional patent application claiming priority to such provisional application.

     (d) ANTIGENICS agrees that each time it notifies UCONN that it is exercising its option rights under Section 9.3 or 9.4 of the Research Agreement, it will send a copy of such notice to UCONN's Center for Science and Technology Commercialization at the address given in
          Section 13.7 of the License Agreement.

10. Section 13.7 of the License Agreement is hereby amended by deleting the reference to "Marie Monahan" and replacing it with "Chief Executive Officer."

11. Capitalized terms not defined herein shall be deemed to have the meaning set forth in the License Agreement.

12. This Amendment Agreement shall be deemed to have been entered into in Connecticut and shall be construed and enforced in accordance with Connecticut law without regard for any choice or conflict of laws or principle that would result in the application of the domestic substantive law of any other jurisdiction.

13. Except as set forth in this Amendment Agreement, the Research Agreement and the License Agreement shall remain in full force and effect.

14. This Amendment Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[ ** ] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

IN WITNESS WHEREOF, the Parties have caused this Amendment Agreement to be executed:

UNIVERSITY OF CONNECTICUT HEALTH CENTER

By: /s/ Michael Newborg
    -------------------

Name: Michael F. Newborg
      ------------------

Title: Executive Director, Center for Science and Technology Commercialization
       -----------------------------------------------------------------------

Date: March 21, 2003
      --------------

By: /s/ Leonard P. Paplauskas
    -------------------------

Name: Leonard P. Paplauskas
      ---------------------

Title: Associate Vice President for Research Administration
       ----------------------------------------------------

Date: 3/27/03
      -------

ANTIGENICS, INC.

By: /s/ Russell Herndon
    -------------------

Name: Russell Herndon
      ---------------

Title: Chief Operating Officer
       -----------------------

Date: March 19, 2003
      --------------